Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2011 Financial Results

LEAWOOD, KANSAS, USA - October 25, 2011 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2011 financial results.

Euronet reports the following consolidated results for the third quarter 2011:

•	Revenues of $299.5 million, a 15% increase from $260.2 million for the third quarter 2010 (7% increase on a constant currency(1) basis).

•	Operating income of $20.1 million, a 1% decrease from $20.3 million for the third quarter 2010 (11% decrease on a constant currency basis).

•	Adjusted EBITDA(2) of $37.6 million, a 2% increase from $36.9 million for the third quarter 2010 (6% decrease on a constant currency basis).

•	Net loss attributable to Euronet of $3.2 million or $0.06 diluted loss per share, compared to income of $21.0 million or $0.41 diluted earnings per share, for the third quarter 2010.

•	Adjusted cash earnings per share(3) of $0.37, compared to $0.34 for the third quarter 2010.

•	Transactions of 524 million, compared to 431 million for the third quarter 2010.

See the reconciliation of non-GAAP items in the attached financial schedules.

"We are pleased with the trend of increasing sequential cash EPS from $0.30 in the first quarter to $0.35 in the second quarter and now to $0.37 in the third quarter," said Euronet's Chairman and Chief Executive Officer, Michael J. Brown. "After adjusting for the German ATM rate change announced in the first quarter, revenues and adjusted EBITDA would have grown in all segments when compared to the third quarter 2010. This growth trend is the direct result of our focus on distributing more products in more markets."

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2011:

•	Revenues of $50.2 million, a 2% increase from $49.1 million for the third quarter 2010 (3% decrease on a constant currency basis).

•	Operating income of $9.0 million, a 14% decrease from $10.5 million for the third quarter 2010 (20% decrease on a constant currency basis).

•	Adjusted EBITDA of $14.2 million, an 8% decrease from $15.4 million for the third quarter 2010 (14% decrease on a constant currency basis).

•	Transactions of 247 million, compared to 199 million for the third quarter 2010.

•	ATMs operated of 12,668 as of September 30, 2011, compared to 10,519 as of September 30, 2010.

The benefit from developing value added products in new and existing countries, renegotiating vendor contracts, expanding into new markets and increasing ATMs under management has partially offset the year-over-year impact of the previously announced German ATM rate change implemented in the first quarter of this year. Had it not been for the rate change, the Segment's revenue and adjusted EBITDA would have improved 8% and 9%, respectively, year-

over-year.

Transaction growth of 24% was primarily attributable to the Company's European cross-border acquiring product and Indian, Polish and Pakistani operations.

The epay Segment reports the following results for the third quarter 2011:

•	Revenues of $174.3 million, an 18% increase from $148.0 million for the third quarter 2010 (9% increase on a constant currency basis).

•	Operating income of $13.3 million, a 12% increase from $11.9 million for the third quarter 2010 (3% increase on a constant currency basis).

•	Adjusted EBITDA of $17.7 million, a 10% increase from $16.1 million for the third quarter 2010 (2% increase on a constant currency basis).

•	Transactions of 271 million, compared to 227 million for the third quarter 2010.

•	Point of sale ("POS") terminals of 591,000 as of September 30, 2011, compared to 541,000 as of September 30, 2010.

•	Retailer locations of 282,000 as of September 30, 2011, compared to 266,000 as of September 30, 2010.

Revenue growth in the epay Segment was primarily driven by the September 2011 acquisition of cadooz, a German market leader for vouchers, rewards and incentives, and the full quarter benefit of the September 2010 epay Brazil acquisition.

Operating income and adjusted EBITDA increases were mainly the result of the acquisition of epay Brazil and transaction increases in several markets driven by increased demand for mobile and non-mobile products. The third quarter 2011 profit contributions from cadooz were offset by professional fees incurred in connection with the acquisition. Operating income also benefited from full amortization of certain intangible assets related to the epay UK acquisition, which is excluded from the computation of adjusted EBITDA. These improvements more than offset transaction declines in the U.K. and Australia, which were mostly driven by economic and competitive pressures, lower cost call plans and the impact of certain large retailers entering into direct agreements with two mobile operators in Australia.

The Money Transfer Segment reports the following results for the third quarter 2011:

•	Revenues of $75.1 million, a 19% increase from $63.1 million for the third quarter 2010 (13% increase on a constant currency basis).

•	Operating income of $4.8 million, a 30% increase from $3.7 million for the third quarter 2010 (16% increase on a constant currency basis).

•	Adjusted EBITDA of $9.9 million, a 13% increase from $8.8 million for the third quarter 2010 (5% increase on a constant currency basis).

•	Total transactions of 6.1 million, compared to 5.4 million for the third quarter 2010.

•	Network locations of 140,000 as of September 30, 2011, compared to 104,000 as of September 30, 2010.

Revenue grew as a result of transaction growth of 13%, driven by expansion of the origination and payout networks as well as 39% growth in non-money transfer transactions, such as check cashing and bill payment. Money transfers from Europe and other foreign countries increased 15% and transfers from the U.S. increased 8%, including a 2% increase in transfers from the U.S. to Mexico. This quarter's year-over-year growth in transfers from the U.S. to Mexico marks the first reported increase since 2007. Profit expansion was due to revenue growth and full amortization of certain intangible assets related to the 2007 acquisition of Ria, partially offset by increased operating costs for store and agent expansion.

Corporate and other reported $7.0 million of expense for the third quarter 2011 compared to $5.8 million for the third quarter 2010. The increase in year-over-year corporate expense is attributable to higher stock- and cash-based incentive compensation expense and professional fees.

Balance Sheet and Financial Position
The Company's unrestricted cash on hand was $180.9 million as of September 30, 2011, compared to $225.5 million as of June 30, 2011 and total indebtedness was $322.5 million as of September 30, 2011, compared to $295.6 million as of June 30, 2011. The decrease in cash of $44.6 million from June 30, 2011 was primarily the net result of the Company's acquisition of cadooz, share repurchases and operating free cash flows produced during the third quarter 2011. Total debt was increased to fund short-term corporate and Money Transfer Segment cash requirements.

As reported in August 2011, the Company closed its amended and expanded five-year credit facility, increasing the capacity of the revolving credit facility from $100 million to $275 million and decreasing the remaining amount owed on the term loan from $126 million to $80 million. Other amendments include flexibility to repurchase common stock and convertible debt. During the third quarter 2011, the Company purchased 0.8 million shares of its common stock and repurchased $3.6 million in principal value of convertible debentures.

Guidance
The Company currently expects adjusted cash earnings per share for the fourth quarter 2011 to be approximately $0.41, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with US GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on Wednesday, October 26, 2011, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. An audio replay of the event will also be available by dialing 855-859-2056 (USA)

or +1-404-537-3406 (non-USA). The replay passcode is 16424370. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 12,668 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 32 countries; card software solutions; a prepaid processing network of approximately 591,000 POS terminals at approximately 282,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 140,000 locations serving 136 countries. With corporate headquarters in Leawood, Kansas, USA, and 47 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2011	2010

Revenues	$299.5	$260.2

Operating expenses:
Direct operating costs	190.5	167.4
Salaries and benefits	44.0	35.0
Selling, general and administrative	30.1	23.2
Depreciation and amortization	14.8	14.3
Total operating expenses	279.4	239.9
Operating income	20.1	20.3

Other income (expense):
Interest income	1.7	0.8
Interest expense	(5.0)	(5.0)
Income from unconsolidated affiliates	0.6	—
Gain on settlement	—	3.1
Loss on early retirement of debt	(1.9)	—
Foreign exchange gain (loss), net	(11.9)	9.0
Total other income (expense), net	(16.5)	7.9
Income before income taxes	3.6	28.2

Income tax expense	(6.5)	(7.1)

Net income (loss)	(2.9)	21.1
Net income attributable to noncontrolling interests	(0.3)	(0.1)
Net income (loss) attributable to Euronet Worldwide, Inc.	$(3.2)	$21.0

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings (loss) per share	$(0.06)	$0.41

Diluted weighted average shares outstanding	51,116,512	51,539,150

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2011	December 31,
	(unaudited)	2010

ASSETS
Current assets:
Cash and cash equivalents	$180.9	$187.2
Restricted cash	89.7	108.7
Inventory - PINs and other	83.3	97.2
Trade accounts receivable, net	243.1	288.8
Other current assets, net	52.1	46.1

Total current assets	649.1	728.0

Property and equipment, net	93.4	91.5
Goodwill and acquired intangible assets, net	581.7	541.5
Other assets, net	58.1	48.4

Total assets	$1,382.3	$1,409.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$498.0	$566.5
Short-term debt obligations	6.2	4.9

Total current liabilities	504.2	571.4

Debt obligations, net of current portion	314.6	286.1
Capital lease obligations, net of current portion	1.7	2.4
Deferred income taxes	24.4	22.0
Other long-term liabilities	10.7	8.6

Total liabilities	855.6	890.5

Equity	526.7	518.9

Total liabilities and equity	$1,382.3	$1,409.4

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(2.9)

Add: Income tax expense					6.5
Add: Total other expense, net					16.5

Operating income (loss)	$9.0	$13.3	$4.8	$(7.0)	20.1

Add: Depreciation and amortization	5.2	4.4	5.1	0.1	14.8
Add: Share-based compensation	—	—	—	2.7	2.7

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.2	$17.7	$9.9	$(4.2)	$37.6

	Three months ended September 30, 2010

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$21.1

Add: Income tax expense					7.1
Deduct: Total other income, net					(7.9)

Operating income (loss)	$10.5	$11.9	$3.7	$(5.8)	20.3

Add: Depreciation and amortization	4.9	4.2	5.1	0.1	14.3
Add: Share-based compensation	—	—	—	2.3	2.3

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$15.4	$16.1	$8.8	$(3.4)	$36.9

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2011	2010

Net income (loss) attributable to Euronet Worldwide, Inc.	$(3.2)	$21.0

Foreign exchange (gain) loss, net of tax	11.6	(8.9)
Intangible asset amortization, net of tax	4.2	4.6
Share-based compensation, net of tax	2.6	2.2
Non-cash 3.5% convertible debt accretion interest, net of tax	1.9	1.8
Gain on settlement	—	(3.1)
Loss on early retirement of debt	1.9	—
Non-cash GAAP tax expense	0.4	0.4

Adjusted cash earnings (1)	$19.4	$18.0

Adjusted cash earnings per share - diluted (1)	$0.37	$0.34

Diluted weighted average shares outstanding	51,116,512	51,539,150

Incremental shares from assumed conversion of stock options and restricted stock	640,879	—
Effect of unrecognized share-based compensation on diluted shares outstanding	562,549	808,175
Adjusted diluted weighted average shares outstanding	52,319,940	52,347,325

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.